As filed with the Securities and Exchange Commission on September 24, 2024.

Registration Statement No. 333-280804

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

Amendment No. 2 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

Gelteq Limited

(Exact Name of Registrant as Specified in its Constitution)

Not Applicable

(Translation of Registrant name into English)

____________________

Australia	2834	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Level 4
100 Albert Road
South Melbourne VIC, 3025
Australia
+61 3 9087 3990
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

With copies to:

Richard I. Anslow, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300	Darrin M. Ocasio, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Tel: (212) 930-9700

____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards† provided to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Australian law

Australian law provides that a company or a related body corporate of the company may provide for indemnification of a personas an officer or auditor of the company, except to the extent of any of the following liabilities incurred as an officer or auditor of the company:

•        a liability owed to the company or a related body corporate of the company;

•        a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA,1317HB, 1317HC or 1317HE of the Corporations Act; or

•        a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith.

Australian law provides that a company or related body corporate of the company must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

•        in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as setout above;

•        in defending or resisting criminal proceedings in which the person is found guilty;

•        in defending or resisting proceedings brought by the ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•        in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Constitution.    We were incorporated as a proprietary company limited by shares under the laws of Australia in October 2018. The name of the Company was changed from Myhypo Pty Ltd to Gelteq Pty Ltd in connection with the expansion of the business across a wider set of markets and became Gelteq Limited upon conversion into a public company on May 26, 2022. Our Constitution provide that, to the extent permitted by and subject to any applicable law, for the indemnification of each director, secretary and officer of our company, or a subsidiary of our company against any liability incurred by that person in such capacity, and for any legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the person becomes involved because of that capacity.

SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, our company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent sales of unregistered securities.

During the prior three years, we issued and sold to third parties the securities listed below without registering the securities under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulations D and S thereunder. None of these transactions involved any public offering. All our securities were sold through private placement either (i) outside the United States or (ii) in the United States to a limited number of investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act.

•        In June 2021, we issued 1,740 fully paid Ordinary Shares as part of an acquisition to the vendors of Nutrigel Unit Trust at a price of USD$3,859 (AUD$5,360) per share (prior to our 1 to 1050 share split in February 2022), or 1,827,000 Ordinary Shares at a price of USD$3.68 (AUD$5.10) per share after giving effect to our 1 to 1050 share split.

•        In June 2021, we issued 2,735 fully paid Ordinary Shares as part of an acquisition to the vendors of Sport Supplements Unit Trust at a price of USD$3,859 (AUD$5,360) per share (prior to our 1 to 1050 share split in February 2022), or 2,871,750 Ordinary Shares at a price of USD$3.68 (AUD$5.10) per share after giving effect to our 1 to 1050 share split.

•        In September, 2022, we closed a pre-IPO private placement (the “Pre-IPO Raise”), receiving gross of fees of approximately AUD$1,431,161 (approximately USD$999,999.12 at an exchange rate of 1 AUD$ = 0.709869 USD$ as of August 12, 2022 and at an exchange rate of 1 AUD$ = 0.679787 USD$ as of September 1, 2022), with capital raising cost of AUD$121,844 (approximately USD$ 85,136). On September 26, 2022, we issued 746,268 fully paid Ordinary Shares to certain Australian investors who participated in the Pre-IPO Raise at an issue price of USD$1.34 per share.

•        In February 2022, we effected a share split of the issued and outstanding Ordinary Shares of the Company on a 1 to 1050 basis, which resulted in the issuance of 7,301,040 Ordinary Shares to existing shareholders.

•        On May 5, 2023, our board of directors approved the issuance of convertible notes (the “May 2023 Convertible Note”) to raise up to AUD$1,000,000. Each May 2023 Convertible Note shall have a face value of AUD$1, an annual interest rate of 12% and have a maturity date of December 31, 2025. Each holder of a May 2023 Convertible Note may, prior to 90 days of their maturity date and pursuant to the terms of the May 2023 Convertible Note, either elect to convert their May 2023 Convertible Note into Ordinary Shares or redeem their May 2023 Convertible Note for an Australian cash payment. On October 3, 2023, we have closed the May 2023 Convertible Note offering raising approximately AUD$1,004,889 (AUD$410,000 plus USD$400,000 calculated at the daily exchange rate when each amount was received).

•        On February 2, 2024, our board of directors approved the issuance of convertible notes (the “February 2024 Convertible Note”) to raise up to AUD$400,000. Each February 2024 Convertible Note shall have a face value of AUD$1, an annual interest rate of 6% and have a maturity date of December 31, 2025. Each holder of a February 2024 Convertible Note may, prior to 90 days of their maturity date and pursuant to the terms therein, either elect to convert their February 2024 Convertible Note into Ordinary Shares at a conversion discount rate of 22% or redeem their February 2024 Convertible Note for an Australian cash payment. The Company received approximately AUD$357,338 (approximately AUD$75,000 plus approximately USD$185,000 calculated at the daily exchange rate when each amount was received) through the issuance of February 2024 Convertible Notes and it was closed on March 26. 2024.

•        On May 27, 2024, our board of directors approved the issuance of convertible notes (the “May 2024 Convertible Note”) to raise up to AUD$1,000,000. Each May 2024 Convertible Note had a face value of AUD$1, an annual interest rate of 6% and have a maturity date of December 31, 2025. Each holder of a May 2024 Convertible Note may, prior to 90 days of their maturity date and pursuant to the terms therein, either elect to convert their May 2024 Convertible Note into Ordinary Shares at a conversion discount rate of 22% or redeem their May 2024 Convertible Note for an Australian cash payment. As of the date of this prospectus, the Company has received approximately AUD$1million (approximately AUD$315,000 plus approximately USD$450,000 calculated at the daily exchange rate when each amount was received) through the issuance of the May 2024 Convertible Notes.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on (i) Section 4(a)(2) of the Securities Act(and Regulation D promulgated thereunder),

(ii) Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701 or (iii) Regulation S promulgated under the Securities Act as transactions not made to persons in the United States with no directed selling efforts made in the United States. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

The latest transaction described below involved a placement agent, placement agent discount and commission,

•        On September 26, 2022, the Company issued 746,268 fully paid Ordinary Shares to certain Australian investors who participated in the Pre-IPO Raise at an issue price of USD$1.34 per share.

Item 8. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
1.2*	Form of Underwriters’ Warrant
3.1**	Constitution of our Company
5.1*	Opinion of Vistra Australia Legal Services Pty Ltd t/a Vistra Legal Australia regarding the validity of the Ordinary Shares being issued
5.2*	Opinion of Ellenoff Grossman & Schole LLP regarding the validity of warrants
10.1**#	Entrusted Processing Contract, dated August 7, 2021, by and among Labixiaoxin (Fujian) Foods Industrial Co., Ltd. and Gelteq Pty Ltd
10.2**#	Commissioned Processing Intellectual Property Power of Attorney Contract, dated August 24, 2021, by and among Labixiaoxin (Fujian) Foods Industrial Co., Ltd. and Gelteq Pty Ltd
10.3**	Wasatch Contract Manufacturing Agreement, dated January 31, 2022, by and among Wasatch Product Development LLC and Gelteq Pty Ltd
10.4**#	Master Research Services Agreement, dated December 5, 2019, by and among Monash University and MyHypo Pty Ltd
10.5**#	Variation Agreement, dated May 15, 2021, by and among Monash University and MyHypo Pty Ltd
10.6**#

Gelteq Authorised Licensee Agreement, dated January 10, 2021, September 31, 2021, November 15, 2021, November 29, 2021, 13 December 2021 by and among PacificPine Tennis Limited, Lifestyle Breakthrough Holdings Unit Trust, PacificPine Football Limited, Five-Star Sports Hong Kong Limited, PacificPine Golf Limited and Gelteq Pty Ltd

10.7**#	Private Label Agreement, dated July 1, 2021, by and among Healthy Extracts Inc and Gelteq Pty Ltd
10.8**#	Gelteq Authorised Licensee Agreement, dated January 23, 2023, by and among Healthy Extracts Inc and Gelteq Ltd
10.9**#	Gelteq Authorised Licensee Agreement for 60,000 units of Whitney Johns Sugar Blocker (Orange), dated January 23, 2023, by and among Healthy Extracts Inc and Gelteq Ltd
10.10**#	Gelteq Authorised Licensee Agreement, dated January 23, 2023, by and among Elbe Technologies Pty Ltd and Gelteq Ltd
10.11**	Master Services Agreement, dated November 1, 2021, by and among Adjutor Healthcare Pty Ltd and Gelteq Pty Ltd
10.12**#	Consulting Agreement, dated September 6, 2021, by and among Sosna & Co Inc. and Gelteq Pty Ltd
10.13**	Agreement for the Provision of Office Space, dated October 30, 2021, by and among Lifestyle Breakthrough Holdings Unit Trust and Gelteq Pty Ltd
10.14**#

Loan Agreement, dated January 20, 2022, by and among ACK Pty Ltd ATF Markoff Super Fund No.2, Andrew Vukosav Super AC, B&M Givoni Pty Ltd ATF B & M Givoni Superannuation Fund, 3 Frogs In A Pond Pty Ltd ATF GPG Superannuation Fund, Jeffrey Olyniec, Juergen Rochert, KDC Investments Pty Ltd ATF Lieb Family Superannuation Fund and Gelteq Pty Ltd

Exhibit Number	Description
10.15**#

Deed of Variation to Loan Agreement, by and among ACK Pty Ltd ATF Markoff Super Fund No.2, Andrew Vukosav Super AC, B&M Givoni Pty Ltd ATF B & M Givoni Superannuation Fund, 3 Frogs In A Pond Pty Ltd ATF GPG Superannuation Fund, Jeffrey Olyniec, Juergen Rochert, KDC Investments Pty Ltd ATF Lieb Family Superannuation Fund and Gelteq Ltd

10.16**#	Executive Service Agreement, dated April 28, 2022, among Simon Hayden Szewach and Gelteq Pty Ltd
10.17**#	Executive Service Agreement, dated April 28, 2022, among Nathan Jacob Givoni and Gelteq Pty Ltd
10.18**#	Engagement Letter for the Provision of Chief Financial Officer and Professional Services dated February 5, 2023, among Vistra Australia Pty Ltd and Gelteq Ltd
10.19**#

Share Sale Agreement, dated June 13, 2021, by and among Paramount Global Limited, Gladwin Ventures Pty Ltd, Jeff Olyniec, Ack Proprietary Limited ATF Markoff Superannuation Fund No.2, Asiana Trading Corporation Limited, Legats Pty Ltd ATF Simon Szewach Family Trust, Givoni Investments Pty Ltd ATF Givoni Investments Family Trust and Gelteq Pty Ltd

10.20**#

Share Sale Agreement, dated June 13, 2021, by and among Crestmont Investments Pty Ltd ATF Crestmont Investments Trust, Paramount Global Limited, Gladwin Ventures Pty Ltd, Jeff Olyniec, Raymond Roessel, Joel Haines, Paramount Global SS Limited, Ack Proprietary Limited ATF Markoff Superannuation Fund No.2, Asiana Trading Corporation Limited, Legats Pty Ltd ATF Simon Szewach Family Trust, Givoni Investments Pty Ltd ATF Givoni Investments Family Trust and Gelteq Pty Ltd

10.21**#

Deed of Variation to Loan Agreement, by and among ACK Pty Ltd ATF Markoff Super Fund No.2, Andrew Vukosav Super AC, B&M Givoni Pty Ltd ATF B & M Givoni Superannuation Fund, 3 Frogs In A Pond Pty Ltd ATF GPG Superannuation Fund, Jeffrey Olyniec, Juergen Rochert, KDC Investments Pty Ltd ATF Lieb Family Superannuation Fund and Gelteq Ltd

10.22**#	Monash Innovation Labs Companies on Campus License Agreement, dated February 2, 2024, by and among Monash University and Gelteq Ltd.
10.23**#	Convertible Note Deed, dated February 1, 2024, by and among Domalina Pty LTD ATF Domalina Unit Trust, Jeffrey Olyniec, Kircher International Holdings, Kircher Family Trusts dtd 3/24/04 and Gelteq Ltd.
10.24**#	Consulting Agreement, dated February 13, 2024, by and among Arc Group Limited and Gelteq Ltd.
10.25**#

Convertible Note Deed, dated May 25, 2024, July 15, 2024, July 18, 2024, by and among Barabash Nominees Pty Ltd ATF Barabash Family Trust, Landis Testamentary Trust, Domalina Pty LTD ATF Domalina Unit Trust, Allan Cooper, Big Block Capital Group LLC and Gelteq Limited

10.26**	Variation Agreement to the Consulting Agreement, dated September 9, 2024, by and among Arc Group Limited and Gelteq Ltd.
14.1**	Code of Business Conduct and Ethics
16.1**	Letter from UHY Haines Norton
21.1**	Subsidiaries of the Registrant
23.1*	Consent of Vistra Aus Corporate Services Pty Ltd t/a Vistra Australia Legal Services (see Exhibit 5.1)
23.2*	Consent of Ellenoff Grossman & Schole LLP (see Exhibit 5.2)
23.4**	Consent of UHY Norton Haines on consolidated financial statements for the year ended June 30, 2022
23.5**	Consent of UHY Norton Haines on consolidated financial statements for the year ended June 30, 2023
23.6**	Consent of Medicines Manufacturing Innovation Centre, Monash University
24.1**	Power of Attorney (included on the signature page of this Registration Statement)
99.1**	Form of Amended and Restated Audit and Risk Management Committee Charter
99.2**	Nominating and Governance Committee Charter
99.3**	Form of Amended and Restated Compensation Committee Charter
99.4**	Form of Non-Executive Board Member Letter of Appointment
99.5*	Representation under Item 8.A.4 of Form 20-F
107**	Filing Fee Table

____________

*        Filed herewith.

**      Filed previously.

#        Portions of the exhibit have been omitted as the registrant has determined that: (i) the omitted information is not material; and (ii) the omitted information is the type that the registrant treats as private or confidential.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)     That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)    That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)    For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant.

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on September 24, 2024.

Signature	Title	Date
/s/ Nathan J. Givoni	Chief Executive Officer	September 24, 2024
Name: Nathan J. Givoni

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Nathan J. Givoni	Chief Executive Officer and Director	September 24, 2024
Name: Nathan J. Givoni	(Principal Executive Officer)
*	Executive Chairman of the Board of Directors	September 24, 2024
Name: Simon H. Szewach
*	Director	September 24, 2024
Name: Jeffrey W. Olyniec
*	Chief Financial Officer (Principal Financial	September 24, 2024
Name: Anthony W. Panther	Officer and Principal Accounting Officer)
*By:	/s/ Nathan J. Givoni
Name:	Nathan J. Givoni
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of Gelteq Limited has signed this registration statement or amendment thereto in Newark, Delaware on September 24, 2024.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director